Exhibit 99.2

BRE PROPERTIES, INC.
FIFTH AMENDED AND RESTATED
NON-EMPLOYEE DIRECTOR STOCK OPTION AND RESTRICTED STOCK PLAN

(as amended and restated as of August 7, 2007)

1. Purpose of the Plan. The purpose of the Fifth Amended and Restated Non-Employee Director Stock Option and Restricted Stock Plan (the “Plan”) is to attract and retain the services of experienced and knowledgeable non-employee directors, to encourage them to devote their utmost effort and skill to the advancement and betterment of the Company, and to permit them to participate in the ownership of the Company through stock compensation which may be in conjunction with cash compensation. This plan amends and restates the Company’s Fourth Amended and Restated Non-Employee Director Stock Option and Restricted Stock Plan, as amended and restated May 17, 2007.

2. Definitions. As used in the Plan and the related Award agreements, the following terms will have the meaning stated below:

(a) “Award” means any Option, Share Appreciation Right or Restricted Shares granted pursuant to the Plan.

(b) “Board” means the Board of Directors of the Company.

(c) “Chairman of the Board” is defined in Section 9(a).

(d) A “Change in Control” occurs when any person or group, together with its affiliates and associates (other than the Company or any of its subsidiaries or employee benefit plans), acquires direct or indirect beneficial ownership of 32 percent or more of the then outstanding Shares or commences a tender or exchange offer for 40 percent or more of the then outstanding Shares. The terms “group,” “affiliates,” “associates” and “beneficial ownership” shall have the meanings ascribed to them in the rules and regulations under the Exchange Act.

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Committee” means the Board or its Compensation Committee duly appointed by the Board to administer the Plan.

(g) “Committee Chairman” is defined in Section 9(b).

(h) “Company” means BRE Properties, Inc., a Maryland corporation.

(i) “Exchange Act” means the Securities Exchange Act of 1934.

(j) “Exercise Price” means the price to be paid for Shares upon exercise of a Share Appreciation Right.

(k) The “Fair Market Value” of a Share on any date means the closing price per Share on the New York Stock Exchange at the closing immediately prior to the time of the grant (or, if the grant is specified to occur on a date specific pursuant to the Plan, then on such date), or, in the event that the Company ceases to be listed on the New York Stock Exchange, any other exchange or listing on which the Company’s Shares may be traded in the future, for that day (or, if no Shares were publicly traded on that Exchange on that date, the next preceding day that Shares were so traded on that Exchange).

(l) “Lead Director” is defined in Section 9(a).

(m) “Non-Employee Director” means a member of the Board who is not an employee of the Company.

(n) “Option” means an option to purchase Shares.

(o) “Optionee” means the holder of an Option.

(p) “Option Price” means the price to be paid for Shares upon exercise of an Option.

(q) “Plan” is defined in Section 1.

(r) “Restricted Shareholder” is defined in Section 5(a).

(s) “Restricted Shares” means Shares subject to the terms, conditions and restrictions set forth in Section 5(b).

(t) “Share Appreciation Right” means a right granted pursuant to Section 7.

(u) “Shares” means shares of common stock $.01 par value per share of the Company.

(v) “Subsidiary” means any corporation or other entity in which the Company owns, directly or indirectly, more than 50 percent of the total combined voting power.

3. Administration of the Plan. The Plan shall be administered by the Committee. Subject to the provisions of the Plan, the Committee shall have the power to interpret the Plan and prescribe, amend and rescind rules and regulations relating to it.

4. Shares Subject to Plan. The maximum number of Shares which may be issued pursuant to Awards under the Plan shall be 2,650,000, subject to adjustment in accordance with Section 10. In the event that any outstanding Option, or other right to acquire Shares under any other Award under the Plan, shall expire or terminate for any reason, the Shares allocable to the unused portion of that Award will again be available for additional Awards under the Plan. If an Award is exercised by delivery of Shares as permitted by Section 8(c)(iii), only the number of Shares issued upon exercise net of the Shares so delivered shall be deemed utilized for purposes of determining the maximum number of Shares available for future Awards under the Plan. If any Restricted Shares are forfeited by a Director in accordance with the provisions of Section 5(b)(iii), such Restricted Shares shall be restored to the total number of shares available for Awards pursuant to the Plan.

5. Restricted Share Grants.

(a) Grants of Restricted Shares as Compensation for Non-Employee Directors. On May 31 (or the next business day thereafter if May 31 falls on a weekend or holiday) in each year for so long as the Plan remains in effect, each Non-Employee Director automatically shall be granted the number of whole Restricted Shares calculated by dividing $91,000 by the Fair Market Value of the Company’s Shares on such date; provided that if any Non-Employee Director has become a Non-Employee Director since May 31 of the prior year and was not awarded any shares pursuant to the succeeding sentence, then, in addition to the award described in the first clause of this sentence, such Non-Employee Director shall be granted the number of whole Restricted Shares calculated by dividing $91,000 by the Fair Market value of the Company’s Shares on such date multiplied by the proportion of the preceding twelve months during which such Non-Employee Director served as a Non-Employee Director. Notwithstanding the preceding, if a person becomes a Non-Employee Director after May 31 of a particular year then the Committee may grant such person the number of whole Restricted Shares calculated by dividing $91,000 by the Fair Market Value of the Company’s Shares as determined on the date of the grant. Fractional Shares shall be paid in cash. Upon making such an award, the Company shall cause Restricted Shares to be issued and registered in the Company’s records in the name of the person to whom Restricted Shares are awarded (“Restricted Shareholder”).

(b) Terms and Conditions of Restricted Shares.

(i) Restrictions. Restricted Shares shall be subject to forfeiture upon such terms and conditions, e.g. continued service and performance goals, and to such restrictions against sale, transfer or other disposition as may be determined by the Committee at the time Restricted Shares are awarded. The Committee may, in its discretion, remove, modify or accelerate the release of restrictions on any Restricted Shares, including upon a Change in Control.

(ii) Vesting of Restricted Shares. Restricted Shares awarded pursuant to the Plan on or after May 17, 2007 or prior to May 31, 2005 shall become fully vested one year after the grant date of such Award, subject to the Restricted Shareholder’s continuing service as a director, Chairman of the Board, Committee Chairman or Committee member, as the case may be; provided, that if a Restricted Shareholder voluntarily terminates his or her services as a director prior to the one year anniversary of the grant date of any Restricted Stock Award, such Restricted Shareholder shall become vested in such number of Restricted Shares subject to such Award as is determined by multiplying (A) 1/12 of the number of Restricted Shares subject to such Award, by (B) the number of full calendar months following the grant date of such Award during which the Restricted Shareholder continued to serve as a director; provided, further, that upon a Change in Control, all unvested Restricted Shares shall become fully vested. Restricted Shares awarded pursuant to the Plan on and after May 31, 2005 and prior to May 17, 2007 shall vest one third per year on the anniversary date of the grant date, for three years after the grant date of such Award, subject to the Restricted Shareholder’s continuing service as a director, Chairman of the Board, Committee Chairman or Committee member, as the case may be; provided, that if during the first twelve months of service as a director, a director voluntarily terminates his or her service as a director, 1/12 of the Restricted Shares will vest for each month of service performed prior to termination of service; provided, further, that if a Restricted Shareholder voluntarily terminates his or her service as a director after the first twelve months of service as a director but prior to the three year anniversary of the grant date of any Restricted Stock Award, all unvested Restricted Shares shall become fully vested; provided, further, that upon a Change in Control, all unvested Restricted Shares shall become fully vested; and provided, further, that if a director’s service as a member of the Board is terminated by the majority vote of the other members of the Board, or if a director stands for re-election and is not re-elected, no further Restricted Shares will vest following the date of such termination or failure to be re-elected, and all Restricted Shares which are unvested at the time of such termination or failure to be re-elected will be forfeited.

(iii) Forfeiture of Restricted Shares. In the event of the forfeiture of any Restricted Shares, the Company shall have the right to reacquire all or any portion of such Shares, as determined by the Committee in its sole discretion, without the payment of consideration in any form to such Restricted Shareholder, and the Restricted Shareholder shall unconditionally forfeit any right, title or interest to such Restricted Shares. All forfeited Restricted Shares shall be transferred and delivered to the Company. The Committee may, in its sole discretion, waive in writing the Company’s right to reacquire some or all of a holder’s Restricted Shares, whereupon such Shares shall become fully vested in such Restricted Shareholder.

(iv) Escrow. In order to administer the provisions of this Section 5(b), the stock certificates evidencing Restricted Shares, although issued in the name of the Restricted Shareholder, shall be held by the Company in escrow subject to delivery to the Restricted Shareholder upon vesting. A person’s receipt of an award of Restricted Shares pursuant to the Plan shall constitute the grant of irrevocable power of attorney to the Company to permit the transfer and delivery to the Company of any or all Restricted Shares which are forfeited to the Company.

(v) Dividends on Restricted Shares. While the Restricted Shares are held in escrow, all cash dividends the Company pays on the Restricted Shares shall be subject to such terms, conditions and restrictions on payment as the Committee shall determine, and shall be delivered directly to the Restricted Shareholder or otherwise held in the manner specified by the Committee. Share dividends or other dividends in kind on any Restricted Shares held in escrow shall be paid into such escrow in the name of the Restricted Shareholder and shall be subject to the same restrictions on disposition and forfeiture provisions applicable to the Restricted Shares on which such dividends were paid.

6. Option Grants. Unless amended, from and after the date of this Fifth Amendment, the Committee shall not issue any new Options.

7. Share Appreciation Rights.

(a) Grant of Share Appreciation Rights. In the Committee’s sole discretion, the Committee may provide that a Share Appreciation Right may be granted to any Non-Employee Director with respect to a previously granted Option granted pursuant to this Plan. A Share Appreciation Right shall be subject to such terms and conditions not inconsistent with the Plan as the Committee shall impose.

(b) Coupled Stock Appreciation Rights.

(i) A Coupled Stock Appreciation Right (“CSAR”) shall be related to a particular Option and shall be exercisable only when and to the extent the related Option is exercisable. A CSAR shall be subject to the terms and conditions applicable to the related Option as described in Section 8.

(ii) A CSAR may be granted to the Non-Employee Director for no more than the number of shares subject to the simultaneously or previously granted Option to which it is coupled.

(iii) A CSAR shall entitle the Non-Employee Director (or other person entitled to exercise the Option pursuant to the Plan) to surrender to the Company unexercised a portion of the Option to which the CSAR relates (to the extent then exercisable pursuant to its terms) and to receive from the Company in exchange therefore an amount determined by multiplying the difference obtained by subtracting the Option Price from the Fair Market Value of a Share on the date of exercise of the CSAR by the number of Shares with respect to which the CSAR shall have been exercised, subject to any limitations the Committee may impose.

(c) Independent Stock Appreciation Rights.

(i) An Independent Stock Appreciation Right (“ISAR”) shall be unrelated to any Option. An ISAR may only be issued in lieu of Options issuable pursuant to Section 6 or Section 9 and shall be subject to the terms and conditions described in Section 8 below. An ISAR shall cover such number of Shares as the Committee may determine.

(ii) An ISAR shall entitle the Non-Employee Director (or other person entitled to exercise the ISAR pursuant to the Plan) to exercise all or a specified portion of the ISAR (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the exercise price per share of the ISAR from the Fair Market Value of a Share on the date of exercise of the ISAR by the number of Shares with respect to which the ISAR shall have been exercised, subject to any limitations the Committee may impose.

(d) Payment and Limitations on Exercise.

(i) Payment of the amounts determined under Section 7(b)(iii) and 7(c)(ii) above shall be in cash, in Shares (based on the Fair Market Value per Share as of the date the Share Appreciation Right is exercised) or a combination of both, as determined by the Committee. To the extent such payment is effected in Shares it shall be made subject to satisfaction of all provisions of Section 8 below.

(ii) Holders of Share Appreciation Rights may be required to comply with any timing or other restrictions with respect to the settlement or exercise of a Share Appreciation Right, including a window-period limitation, as may be imposed in the discretion of the Committee.

8. Terms and Conditions of Options.

(a) Options. The Options granted hereunder will not be “incentive stock options” under Section 422 of the Code. Each Option Agreement shall state the number of Shares subject to the Option, the Option Price, the Option period, the method of exercise, the manner of payment, any restrictions on transfer, and such other terms and conditions as the Committee shall determine consistent with the Plan.

(b) Share Appreciation Rights. Each Share Appreciation Right Agreement shall state the number of Shares subject to the Share Appreciation Right, the Exercise Price, the period during which the Share Appreciation Right may be exercised, the method of exercise, the manner of payment, any restrictions on transfer, and such other terms and conditions as the Committee shall determine consistent with the Plan.

(c) Reload Grants. At the Committee’s discretion, in the event an Optionee (1) exercises, in whole or in part, any Option granted under this Plan (including an Option granted under this Section 8(c)) by delivering (or attesting to ownership of) Shares instead of paying cash, as permitted by subparagraph 8(d)(iii), or (2) pays tax withholding by delivering Shares, or having Shares withheld, as permitted by subparagraph 8(d)(vii), the Optionee, if then still a Non-Employee Director, shall automatically receive on the date of such exercise a new Option (a “Reload Option”) to purchase additional Shares equal to the number of Shares so delivered to, or withheld by, the Company. The Reload Option shall have an exercise price equal to the Fair Market Value per Share on the date the Reload Option is granted, shall expire the same date as the expiration date of the original Option so exercised, and shall vest and become exercisable if the Optionee holds all of the new Shares purchased (net of Shares withheld to pay taxes) under the original Option until the first to occur of (i) 18 months after grant of the Reload Option or (ii) 12 months before the expiration of the Reload Option. However, a Reload Option shall vest sooner upon the occurrence of any of the following: (a) a Change in Control, (b) the voluntary termination by the Optionee of his or her service as a director, or (c) the Optionee’s death, disability, or personal hardship as determined by the Committee.

(d) Additional Terms and Conditions. Options and Share Appreciation Rights granted under the Plan shall be subject to the following:

(i) Option Price/Exercise Price. The price to be paid for Shares upon the exercise of an Option or Share Appreciation Right shall be 100% of the Fair Market Value of the Shares on the date the Award is granted.

(ii) Expiration of Option or Share Appreciation Right. No Option or Share Appreciation Right shall be exercisable after the expiration of ten years from the date of grant.

(iii) Payment of Option Price. Upon exercise of an Option, the Option Price for the Shares to which the exercise relates shall be paid in full (i) in cash or (ii) by delivery to the Company (including delivery by attestation of ownership) of Shares owned by the Optionee and valued at Fair Market Value on the date of exercise; provided that, any such already-owned Shares delivered to pay the exercise price, if originally acquired by the Optionee from the Company, shall have been held at least six months.

(iv) Vesting and Exercisability of Options and Share Appreciation Rights. Each Option (other than Reload Options, which shall vest as provided in Section 8(c)) and Share Appreciation Right granted under the Plan on or after May 17, 2007 or prior to May 31, 2005 shall vest as to 1/12 of the shares subject to the Option or Share Appreciation Right on each monthly anniversary date beginning on the grant date of the Option or Share Appreciation Right, subject to the recipient’s continuing service as a director, Chairman of the Board, Committee Chairman or Committee member, so that an Option or Share Appreciation Right shall have become fully vested one year after the grant date; provided that upon a Change in Control, all unvested Options and Share Appreciation Rights shall become fully vested. Options (other than Reload Options, which shall vest as provided in Section 8(c)) and Share Appreciation Rights awarded pursuant to the Plan on and after May 31, 2005 and prior to May 17, 2007 shall vest one third per year on the anniversary date of the grant date, for three years after the grant date of such Award, subject to the holder’s continuing service as a director, Chairman of the Board, Committee Chairman or Committee member, as the case may be; provided, that if during the first twelve months of service as a director, a director voluntarily terminates his or her service as a director, 1/12 of the shares subject to the Options and Share Appreciation Rights will vest for each month of service performed prior to termination of service; provided, further, that if a holder voluntarily terminates his or her service as a director after the first twelve months of service as a director but prior to the three year anniversary of the grant date of any Option or Share Appreciation Right Award, all unvested Options and Share Appreciation Rights shall become fully vested; provided, further, that upon a Change in Control, all unvested Options and Share Appreciation Rights shall become fully vested; and provided, further, that if a director’s service as a member of the Board is terminated by the majority vote of the other members of the Board, or if a director stands for re-election and is not re-elected, no further Options or Share Appreciation Rights will vest following the date of such termination or failure to be re-elected, and all Options and Share Appreciation Rights which are unvested at the time of such termination or failure to be re-elected will be terminated.

(v) Termination of Director Status. Termination of an Award holder’s status as a director of the Company shall not affect the ability of the Award holder or his or her estate to exercise, until the expiration date thereof, any Options or Share Appreciation Rights which have vested prior to the termination date.

(vi) Rights as Shareholder. No Non-Employee Director shall have rights as a shareholder with respect to Shares acquired under the Plan unless and until the stock certificates for such Shares are delivered to him or her.

(vii) Tax Withholding. Option and Share Appreciation Right exercises are subject to withholding of all applicable taxes, which withholding shall be satisfied by the Award holder’s cash remittance or (unless the Committee determines otherwise) through the delivery or surrender to the Company of Shares, valued at Fair Market Value, which the Award holder owned prior to exercise; provided that, any such already-owned Shares delivered to pay withholding taxes, if originally acquired by the Award holder from the Company, shall have been held at least six months.

(viii) Transferability of Options and Share Appreciation Rights. Except as permitted by the Committee in accordance with the rules and regulations promulgated under the Exchange Act with respect to any exemption from the short-swing profit provisions of Section 16(b) of that Act, Options and Share Appreciation Rights granted under the Plan shall not be transferable by the holder other than by will or the laws of descent and distribution and shall be exercisable during the holder’s lifetime only by the holder or the holder’s guardian or legal representative.

9. Additional Awards for Chairman of the Board/Lead Director and Committee Chairmen.

(a) Chairman of the Board/Lead Director. On May 31 (or the next business day thereafter if May 31 falls on a weekend or holiday) in each year for so long as the Plan remains in effect, any Non-Employee Director who is serving as chairman of the board of directors of the Company (“Chairman of the Board”) or lead director (“Lead Director”) may be granted, in the Committee’s sole discretion, additional Awards up to an aggregate value of $35,000. The dollar value of any additional Awards granted to the Chairman of the Board or Lead Director pursuant to this section shall be delivered in Restricted Shares. The valuation shall be calculated as of the date of grant of such Awards.

(b) Committee Chairmen. On May 31 (or the next business day thereafter if May 31 falls on a weekend or holiday) in each year for so long as the Plan remains in effect, each Non-Employee Director who is serving as a chairman of any committee duly established by the Board (each a “Committee Chairman”) shall be granted (i) Restricted Shares calculated by dividing $10,500 by the Fair Market Value of the Company’s common stock on such date to be held under the restrictions set forth in Section 5(b), Fractional Shares shall be paid in cash. The valuation shall be calculated as of the date of grant of such Awards.

10. Capital Adjustments. In the event of any change in capitalization which affects the Shares, whether by stock dividend, stock distribution, stock split, subdivision or combination of Shares, reclassification, merger or consolidation or otherwise, such proportionate adjustments, if any, as the Committee in its discretion deems appropriate to reflect such change in capitalization shall be made with respect to the total number of Shares in respect of which Award may be granted under the Plan, the number of Shares covered by each outstanding Award and the purchase price per share under each Award; however, any fractional Shares resulting from any such adjustment shall be eliminated.

11. Reorganization. If the Company merges or consolidates with another entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50 percent of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or if the Company is liquidated or sells or otherwise disposes of substantially all its assets (a “Reorganization”) while unexercised Awards remain outstanding under the Plan, then either (a) after the effective date of the Reorganization, each holder of any outstanding Award shall be entitled, upon exercise of an Award, to receive, in lieu of Shares, the number and class or classes of shares of stock or other securities or property to which the holder would have been entitled if, immediately prior to the Reorganization, the holder had been the holder of record of a number of Shares equal to the number of Shares as to which the Award may be exercised; or (b) all Awards, from and after a date at least 30 days prior to the effective date of the Reorganization, shall be exercisable in full and all outstanding Awards granted prior to May 31, 2003 which are so exercisable prior to the effective date of such Reorganization may be canceled by the Committee in its discretion, as of such effective date, against payment to the holder of cash in an amount equal to the estimated fair value of the Awards so canceled, computed to recognize the additional value (if any) the holder may have realized beyond the effective date of a Reorganization, to be determined by the Company’s independent financial advisor. If, in connection with a Reorganization, holders of options outstanding under any employee stock option plan maintained by the Company are entitled to benefits comparable to those set forth in clause (a) of the proceeding sentence, then each holder of an outstanding Award shall also be entitled to the benefits set forth in clause (a) of the preceding sentence.

12. Exchange Act Section 16. Transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successor under the Exchange Act. To the extent any provision of the Plan or action by the Plan administrators fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

13. Duration of the Plan. The Plan shall terminate on May 31, 2013, but may be sooner terminated by the Board at any time. Expiration, termination or amendment of the Plan will not affect any Awards then outstanding.

14. Amendment of the Plan. Subject to the rules and regulations of the New York Stock Exchange or, in the event that the Company ceases to be listed on the New York Stock Exchange, any other exchange or listing on which the Company’s Shares may be traded in the future and to the extent permitted by law, the Board or the Committee may amend or terminate the Plan at any time (including, but not limited to, the power to amend the dollar amount of Awards granted pursuant to Sections 5(a), 6 and 9); provided, however, that no such amendment shall, without the approval of the holders of a majority of the outstanding shares of voting stock of the Company present in person or by proxy and voting at a duly held shareholder meeting, (i) increase the maximum number of Shares which may be awarded pursuant to the Plan, (ii) change the purchase price of any Award, or (iii) change the exercise period or increase the time limitation on the grant of Awards under the Plan.

15. Prohibition on Repricing. Notwithstanding any provision in this Plan to the contrary, absent the approval of the holders of a majority of the outstanding shares of voting stock of the Company present and voting at a duly held shareholder meeting, no Option or Share Appreciation Right may be amended to reduce the Option Price per share of the shares subject to such Option or the exercise price of such Share Appreciation Right, as applicable, below the Option Price or exercise price as of the date the Option or Share Appreciation Right is granted. In addition, no Option or Stock Appreciation Right may be granted in exchange for, or in connection with, the cancellation or surrender of an Option, Share Appreciation Right or other award having a higher Option Price or exercise price.